Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of January 22, 2015 (the “Agreement”), by and among Atlantic Power Services, LLC, a limited liability company formed under the laws of Delaware (“Atlantic Power Services”), Atlantic Power Corporation, a corporation continued under the laws of British Columbia (“Atlantic Power Corporation” and, together with Atlantic Power Services and their respective affiliates, the “Company”) and James Moore (the “Executive”).

WHEREAS, the Company desires that the Executive serve the Company as its President and Chief Executive Officer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                                      Employment, Duties and Agreements.

(a)                                 Atlantic Power Services hereby agrees to employ the Executive as Atlantic Power Corporation’s and the Company’s President and Chief Executive Officer, and the Executive hereby accepts such position and agrees to serve Atlantic Power Corporation and the Company in such capacity during the employment period set forth in Section 3 hereof (the “Employment Period”).  The Executive shall also serve as a member of the Board of Directors of the Company (the “Board”), subject to shareholders’ vote.  During the Employment Period, the Executive shall report to the Board and shall have such duties and responsibilities as are consistent with the Executive’s position.  During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board, and all applicable policies and rules of the Company as may be in effect from time to time.  The Executive’s principal work location shall be at the Company’s offices in Boston, Massachusetts (hereinafter the “Principal Place of Business”); provided that the Executive may be required to travel as necessary in order to perform his duties and responsibilities hereunder.

(b)                                 During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c)                                  During the Employment Period, the Executive may not, without the prior written consent of the Board, which consent shall not be unreasonably withheld, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company); provided that the Executive may serve as a director of another entity in accordance with the policies of the Company as may be in effect from time to time; provided further that the Executive may participate on the governing boards of other organizations that do not compete with the Company (as determined by the Board), manage his personal investments and engage in charitable and civic activities so long as such activities do not interfere with the Executive’s obligations to the Company.  The Executive shall provide the Board sufficient materials in such detail as the Board may request in connection with the Board’s assessment of whether certain organizations compete with the Company.

2.                                      Compensation.

(a)                                 As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of USD$575,000 per annum (the “Base Salary”) and the Executive will be eligible for merit increase  reviews as determined by the Compensation Committee of Board (the “Committee”) at the same time as the Company’s other senior executives.  Notwithstanding the foregoing, the Executive’s Base Salary for fiscal year 2015 will be prorated based on the number of days the Executive is employed during such year.

(b)                                 In addition to Base Salary, with respect to each fiscal year during the Employment Period, the Executive will be eligible to receive an annual bonus (the “Annual Bonus”) under the Short Term Incentive Program (the “STIP”) adopted by the Committee from time to time, the terms and conditions of which shall be determined by the Committee in its discretion, with a target Annual Bonus equal to 75% of Base Salary for such fiscal year (the “Target Bonus”) with a maximum possible Annual Bonus equal to 100% of Base Salary for such fiscal year.  Actual payout of any Annual Bonus during the Employment Period will be dependent upon performance against goals approved annually by the Committee in its discretion and subject to the Executive’s continued employment with the Company through the last day of the applicable calendar year corresponding to such Annual Bonus.  Notwithstanding the foregoing, the Executive’s Annual Bonus for fiscal year 2015 will be prorated based on the number of days the Executive is employed during such year.  Annual Bonuses shall be paid as soon as practicable following the end of the fiscal year to which such Annual Bonus relates.  The Executive agrees that the Executive shall be subject to the Financial Restatement and Clawback Policy attached hereto as Exhibit A.

(c)                                  Within thirty (30) days of the Effective Date, the Executive shall receive a one-time cash payment of USD$150,000 (the “Transitional Expense Payment”). The Executive shall repay a portion of the Transitional Expense Payment pro-rated based on the number of days remaining as of the Date of Termination (as defined below) in the period beginning on the Effective Date and ending on the eighteen (18) month anniversary of the Effective Date to the Company in the event that the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason on or before the eighteen (18) month anniversary of the Effective Date.

(d)                                 During the Employment Period, the Executive shall be eligible to participate in equity-based incentive plans and any other plans or programs of the Company, including the Fifth Amended and Restated Long-Term Incentive Plan (the “LTIP”), as may be established or modified by the Board from time to time, and subject to the terms and conditions thereof, including the opportunity to receive grants of equity-based awards on an annual basis, subject to the discretion of the Committee.

(i)                                     The target value of the Executive’s annual equity-based award in any fiscal year of the Company shall be equal to 75% of Base Salary.  The maximum value of the Executive’s annual equity-based award in any fiscal year of the Company shall be equal to 100% of Base Salary for such fiscal year. For the avoidance of doubt, the Executive’s first annual equity-based award, if granted, shall be made in 2016 in respect of 2015.

(ii)                                  The Committee shall determine, in its discretion, the amount of any annual equity-based award to the Executive under the LTIP on the basis of the Company’s Project Adjusted EBITDA per Share, Free Cash Flow, Growth Cash Flow and Relative TSR, each as defined in the LTIP, or such other performance measures established by the Committee pursuant to the LTIP and other factors the Committee deems appropriate.

(iii)                               The annual equity-based awards granted to the Executive under the LTIP with respect to fiscal year 2015 shall vest upon the three (3) year anniversary of the date of grant, as follows, provided the Executive remains employed by the Company upon such vesting date, and the portion of each award that does not so vest shall be immediately and automatically forfeited for no consideration:

(A)                               at 150% of the original grant amount, if the Company’s Relative TSR (as defined in the LTIP) is at the 75th percentile or higher;

(B)                               at 100% of the original grant amount, if the Company’s Relative TSR is at the 50th percentile or higher, but below the 75th percentile;

(C)                               at 50% of the original grant amount, if the Company’s Relative TSR is at the 25th percentile or higher, but below the 50th percentile; or

(D)                               at 0% of the original grant amount, if the Company’s Relative TSR is below the 25th percentile, or, regardless of the Company’s Relative TSR, if, as of such vesting date, the Market Price per Common Share (as defined in the LTIP) is below the Market Price Per Common Share as of the date of grant.

(iv)                              The annual long-term incentive award types and values with respect to fiscal years after 2015 may be subject to change from time to time, subject to approval by the Committee in its discretion.

(e)                                  Subject to approval by the Committee, within 30 days of the Effective Date, the Executive will also receive a one-time grant of notional shares, with a grant date value of USD$1,350,000, subject to the terms and conditions of a participation agreement in the form attached hereto as Exhibit B (the “Transition Equity Grant”, the “Transition Equity Grant Participation Agreement”).

(f)                                   During the Employment Period, the Executive and his eligible dependents shall be entitled to participate in all employee benefit plans, programs and policies of the Company, including without limitation, its retirement plans, generally available to the other senior executives of the Company in accordance with the terms in effect from time to time, including life insurance coverage equal to three (3) times Base Salary.

(g)                                  The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time.

3.                                      Employment Period.

The Employment Period shall commence as of January 26, 2015 (the “Effective Date”) and shall continue until the Executive’s employment is terminated in accordance with this Section 3. The Executive’s employment hereunder may be terminated upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a)                                 Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  The Company shall be entitled to terminate the Executive’s employment hereunder for Disability if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one-hundred and eight (180) days in any twelve (12) month period.

(c)                                  Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the term “Cause” shall mean (i) a material breach by the Executive of any of the Executive’s obligations under any written agreement with the Company, (ii) a material violation by the Executive of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at the Executive’s grade level, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the material failure by the Executive to reasonably and substantially perform his or her duties to the Company (other than as a result of physical or mental illness or injury); (iv) the Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company; (v) the Executive’s fraud or misappropriation of funds; or (vi) the commission by the Executive of a felony or other serious crime involving moral turpitude.

(d)                                 Without Cause.  The Company may terminate the Executive’s employment hereunder without Cause.

(e)                                  For Good Reason. The Executive may terminate this Agreement at any time upon sixty (60) days’ prior written notice to the Company (any such termination referenced in clauses (i) — (iv) below, unless the Executive shall have consented in writing to the action described in such clauses, constituting termination for “Good Reason”): (i) a material reduction in the Executive’s Base Salary (the amount of such material reduction in salary, the “Salary Reduction”), (ii) a material diminution of the Executive’s duties, responsibilities or positions as President and Chief Executive Officer of the Company, (iii) a relocation of the Executive’s primary work location to a location more than fifty (50) miles from the Principal Place of Business or (iv) a material breach by the Company of its obligations under this Agreement; provided that the Executive shall have delivered such written notice to the Company of his intention to terminate his employment hereunder for Good Reason within ninety (90) days following the occurrence of any of the events described in clauses (i) — (iv) above, which notice shall specify in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate his employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

(f)                                   Voluntarily.  The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 4 below).

4.                                      Termination Procedure.

(a)                                 Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 13(a).

(b)                                 Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the

Company, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(f), which shall not be less than thirty (30) days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination; provided that the Company may terminate the Executive’s employment at any time for Cause.

5.                                      Termination Payments.

(a)                                 Without Cause or for Good Reason (other than a CIC Termination).  In the event of the termination of the Executive’s employment (x) by the Company without Cause, or (y) by the Executive for Good Reason, in each case other than a CIC Termination described in Section 5(e), in each case subject to and conditioned upon the Executive satisfying the Conditions (other than with respect to the Accrued Amounts):

i.                                          the Executive shall receive any accrued but unpaid Base Salary and accrued but unused vacation through the Date of Termination, in each case without giving effect to a Salary Reduction, if any (the “Accrued Amounts”), which Accrued Amounts shall be payable in a lump sum within thirty (30) days following the Date of Termination (or sooner as required by applicable law);

ii.                                       the Executive shall receive an amount equal to the sum of (A) two (2) times the Executive’s then current Base Salary without giving effect to a Salary Reduction, if any, and (B) a pro-rata amount, based on the number of days elapsed during the fiscal year in which the Date of Termination occurs, of the Executive’s Target Bonus, payable in a lump sum on the sixtieth (60th) day following the Date of Termination;

iii.                                    during the eighteen (18) month period following the Date of Termination, the Company shall continue to provide medical and life insurance benefits to the Executive which are (and on terms which are) substantially similar to those provided generally to senior executives of the Company pursuant to such medical plan as may be in effect from time to time (or to reimburse the Executive for the after-tax cost thereof); provided that the Executive’s life insurance benefit shall be in an amount equal to three (3) times the Executive’s then current base salary without giving effect to a Salary Reduction, if any; provided further, however, that if the Executive becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer provided plan, the Executive is obligated to promptly notify the Company of any changes in his benefits coverage and the Company reimbursements described herein shall terminate (the “Continued Healthcare Benefit”); and

iv.                                   all outstanding equity-based awards held by the Executive, including for this purpose, the Transition Equity Grant, to the extent not vested, shall immediately and automatically vest (or not) as of the Date of Termination as follows, and the portion of such awards that do not so vest shall be immediately and automatically forfeited for no consideration:

(A)                               if the Date of Termination occurs on or prior to the six (6) month anniversary of the Effective Date, each such award shall immediately and automatically be forfeited;

(B)                               if the Date of Termination occurs after the six (6) month anniversary and on or prior to the twelve (12) month anniversary of the Effective Date, as to 50% of each such equity-based award (assuming “target” performance for awards with performance-based vesting conditions); or

(C)                               if the Date of Termination occurs after the twelve (12) month anniversary of the Effective Date, as to 100% of each such equity-based award (at “target” level, if applicable).

The amounts paid and benefits received pursuant to this Section 5(a) are subject to and conditioned upon (i) the Executive executing a valid general release and waiver in substantially the form attached hereto as Exhibit C, waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective on or before the sixtieth (60th) day following the Date of Termination, and (ii) the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof (together, the “Conditions”).  Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement upon the Executive’s termination.

(b)                                 Death.  If the Executive’s employment is terminated as a result of the Executive’s death, the Company shall pay to the Executive’s estate, within thirty (30) days following the Date of Termination (or sooner as required by applicable law), the Accrued Amounts. Except as provided in this Section 5(b) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.

(c)                                  Disability or Retirement.  If the Executive’s employment is terminated as a result of the Executive’s Disability or by the Executive voluntarily after the Executive attains the age of 62, the Company shall pay to the Executive, within thirty (30) days following the Date of Termination (or sooner as required by applicable law), the Accrued Amounts.  Except as provided in this Section 5(c) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.

(d)                                 Cause or Voluntarily.  If the Executive’s employment is terminated by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive the Accrued Amounts within thirty (30) days following the Date of Termination (or sooner as required by applicable law).  Except as provided in this Section 5(d) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.

(e)                                  Change in Control Termination.  In lieu of the payments and benefits described in Section 5(a) above, and subject to and conditioned upon the Executive satisfying the Conditions (other than with respect to the Accrued Amounts), in the event the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason, in each such case occurring within the twelve (12) month period following the occurrence of a Change in Control (such termination, a “CIC Termination”):

(i)                                     the Executive shall receive the Accrued Amounts (which Accrued Amounts shall be paid within thirty (30) days of the Date of Termination (or sooner as required by applicable law));

(ii)                                  the Executive shall receive an amount payable in a lump sum on the sixtieth (60th) day following the Date of Termination equal to:

(A)                               if the Date of Termination occurs on or prior to the twelve (12) month anniversary of the Effective Date, USD$2,000,000; or

(B)                               if the Date of Termination occurs after the twelve (12) month anniversary of the Effective Date, the sum of (A) two (2) times the Executive’s then-current Base Salary and (B) a pro-rata amount, based on the number of days elapsed during the fiscal year in which the Date of Termination occurs, of the Executive’s Target Bonus.

(iii)                               the Executive shall receive the Continued Healthcare Benefit; and

(iv)                              all outstanding equity-based awards held by the Executive, including for this purpose, the Transition Equity Grant, to the extent not vested, shall immediately and automatically vest (or not) as of the Date of Termination as follows, and the portion of such awards that do not so vest shall be immediately and automatically forfeited for no consideration:

(A)                               if the Date of Termination occurs on or prior to the twelve (12) month anniversary of the Effective Date, each such award shall immediately and automatically be forfeited; or

(B)                               if the Date of Termination occurs after the twelve (12) month anniversary of the Effective Date, each such award shall immediately and automatically vest as of the Date of Termination as to 100% of such award (assuming “target” performance for awards with performance-based vesting conditions).

Except as provided in this Section 5(e) the Company shall have no additional obligations under this Agreement upon the Executive’s termination.

(f)                                   For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     the sale, lease or transfer to any person or group, in one or a series of related transactions, of the assets of Atlantic Power Corporation or Atlantic Power Services which assets generated more than 50% of Atlantic Power Services’ Cash Flow in a 12-month period ended on the last day of the most recent fiscal quarter to any person or group;

(ii)                                  the adoption of a plan related to the liquidation or dissolution of Atlantic Power Corporation or Atlantic Power Services;

(iii)                               the acquisition by any person or group of a direct or indirect interest in more than 50% of: (A) the common shares of Atlantic Power Corporation or the common membership interests of Atlantic Power Services; or (B) the voting power of Atlantic Power Corporation or Atlantic Power Services; by way of purchase, merger, or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Atlantic Power Corporation or Atlantic Power Services as a result of such transaction); or

(iv)                              the merger or consolidation of Atlantic Power Corporation or Atlantic Power Services with or into another person or the merger of another person into Atlantic Power Corporation or Atlantic Power Services with the effect that immediately after such transaction the shareholders of Atlantic Power Corporation or the holders of common membership interests of Atlantic Power Services immediately prior to such transaction hold, directly or indirectly, less than 50% of the voting control over the person surviving such merger or consolidation, in each case other than the creation of a holding company that does not involve a change in the beneficial ownership of Atlantic Power Corporation or Atlantic Power Services as a result as such transaction.

6.                                      Legal Fees.

In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses, except as provided in Section 14(b) hereof.

7.                                      Non-Solicitation.

During the Employment Period and for twelve (12) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other Person (as defined below) in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), attempt to induce any such employee to leave the employ of the Company or its affiliates, or hire or engage on behalf of himself or any other Person any employee of the Company.

8.                                      Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a)                                 The Executive hereby agrees that, during the Employment Period and for a period of two years thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates.  For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.  The Executive hereby agrees that upon the termination of the Employment Period, he shall not take or retain, without the prior written consent of the Company, any Confidential Information, including without limitation any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company or its affiliates, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(b)                                 The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter.  Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of twelve (12) months following the termination of the Employment Period for any reason (the “Restricted Period”), directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to, the Business (as defined below) for any Person that is primarily engaged in, or otherwise competes or has a reasonable potential for competing with the Business, anywhere in which the Company or its subsidiaries engage in the Business or where the Company or its subsidiaries’ customers are located (whether or not for compensation).  For purposes of Sections 7 and 8, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.  For purposes of Sections 7 and 8, the “Business” shall mean the investment in independent power projects in the United States or Canada, whether by a public or private company or otherwise.

(c)                                  The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives.  The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

9.                                      Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof.  In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond).  If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.

10.                               Section 280G.

Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 10, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  If Covered Payments are reduced, such Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero (0).

11.                               Representations.

The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party, including any non-competition obligations to a previous employer.

12.                               Cooperation With Regard to Litigation.

The Executive hereby agrees that following termination of his employment with the Company, upon reasonable request from the Company, the Executive agrees to cooperate with the Company, by making himself available to testify on behalf of the Company and its affiliates, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and by providing assistance to the Company and its affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company and its affiliates, as may be reasonably requested.  The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive with such cooperation including expenses related to travel and other expenses while away from home.

13.                               Indemnification

Atlantic Power Corporation and Atlantic Power Services shall each indemnify and hold harmless the Executive to the fullest extent permitted under the laws of the State of Delaware (to the same extent that a limited liability company organized under the laws of the State of Delaware could indemnify an officer or employee), in the case of Atlantic Power Services, and to the fullest extent permitted under the Business Corporations Act (British Columbia), in the case of Atlantic Power Corporation, in each case with respect to any and all costs, charges and expenses (including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, and attorney’s fees and disbursements), judgments, fines and amounts paid in settlement (collectively, “Claims”) incurred, awarded, suffered or otherwise arising in connection with any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of Atlantic Power Corporation and/or Atlantic Power Services or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the  Executive may be or may have been involved as a party, witness or otherwise, by reason of the fact that the Executive is or was a director, officer and/or employee of the Company or any parent, subsidiary or affiliate of the Company, by reason of any action taken by him or of any inaction on his part while acting as such a director, officer and/or employee, or by reason of the fact that he is or was serving as the request of the Company as a director, partner, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement, unless such Claims arise principally and directly from the fraud, willful default or gross negligence of the Executive. All indemnification required under this paragraph shall be paid by Atlantic Power Corporation and/or Atlantic Power Services, as applicable, in advance of the final disposition of such matter, provided, however, that such payment in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Executive to repay all amounts so advanced in the event that it shall ultimately be determined that under the laws of the State of Delaware (in the case of Atlantic Power Services) or the Business Corporations Act (British Columbia) (in the case of Atlantic Power Corporation) the Executive would not be entitled to be indemnified by the Company and/or Atlantic Power, as applicable, as authorized in this Agreement.

14.                               Arbitration

(a)                                 Except with respect to the remedies set forth in Section 9 hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in

Boston, Massachusetts. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

(b)           The Company shall advance the Executive up to $10,000 for payment of reasonable attorneys’ fees and related expenses to be incurred by the Executive in such dispute. If the Executive prevails in such arbitration with respect to one or more material issues, as determined by the arbitrator, in a dispute with the Company with respect to this Agreement or the Executive’s employment hereunder, the Company shall promptly reimburse (less the Company’s advancement) the reasonable attorneys’ fees and related expenses incurred by Executive in such dispute. In the event that the Executive does not prevail on one or more material issues, the Executive shall repay any advanced amounts. In no event shall the payments by the Company under this Section 14(b) be made later than ninety (90) days following the calendar year in which such fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses within 15 days after the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

15.          Miscellaneous.

(a)           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Atlantic Power Corporation

One Federal Street, 30th Floor

Boston, Massachusetts 02110

Attn: Jeffrey S. Levy, Esq.

If to the Executive:

At his most recent address shown on the payroll records of the Company or to such other address as any party hereto may designate by notice to the others.

(b)           This Agreement shall constitute the entire agreement among the parties hereto with respect to the matters set forth hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to such matters.

(c)           This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)           The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)           This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(f)            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(g)           Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 15, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h)           The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.   It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this Section 15(h) (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code.  All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(i)            This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflicts of law.

(j)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(k)           The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

*  *  *  *  *  *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Atlantic Power Corporation

/s/ Terrence Ronan
Name: Terrence Ronan
Title: Chief Financial Officer

Atlantic Power Services, LLC

/s/ Terrence Ronan
Name: Terrence Ronan
Title: Vice President

/s/ James J. Moore, Jr.
James J. Moore, Jr.

EXHIBIT A

Financial Restatement and Clawback Policy

Recoupment Upon Restatement or Misstatement of Financial Results: If, in the opinion of the independent directors of the Board,  due in whole or in part to intentional fraud or misconduct by one or more of the Company’s Chief Executive Officer and President, Executive Vice President—Chief Operating Officer, Executive Vice President—Chief Financial Officer and Executive Vice President—Commercial Development, either the Company’s financial results are restated (the “Restatement”) or the Company’s financial results are found to be inaccurate in a manner that materially affects the calculation of compensation for such officers but does not give rise to a Restatement (the “Inaccuracy”), the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The Company’s independent directors may, based upon the facts and circumstances surrounding the Restatement or Inaccuracy, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel all, or part of, the stock-based awards granted, to an executive officer that is related to the Restatement or Inaccuracy, as further described in the next paragraph. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including stock awards granted under the Company’s Long Term Incentive Plan (“LTIP”),  or other incentive payments made or required to be made by the Company under any discretionary, non-discretionary, targeted or other compensation plan of the Company the awarding of which was related to the Restatement or the Inaccuracy, regardless of when issued or required to be issued at a future date.  Notwithstanding the foregoing, in the event of an Inaccuracy, any amount recovered, cancelled or recouped will not exceed the amount by which the compensation based on the inaccurate financial results exceeded the compensation calculated under the accurate financial results.

The remedies that may be sought by the independent directors are subject to a number of conditions, including that: (1) the bonus or incentive compensation to be recouped was based on the achievement of objective financial or other similar criteria or factors as provided for in the executive officer’s employment agreement and was calculated based upon the financial results that were restated or found to be inaccurate, (2) the executive officer in question engaged in the intentional misconduct, (3) the bonus or incentive compensation calculated or to be calculated under the restated or accurate financial results is less than the amount actually paid or awarded or to be paid or awarded and (4) no remedy, action or proceeding for the recovery of any amount from an executive officer that is provided for in this Policy shall be commenced after a period of three years from the date of such Restatement or Inaccuracy.

In addition, the independent directors may take other disciplinary action, including, without limitation: (1) adjustment of future compensation of the executive officer, (2) termination of the executive officer’s employment, (3) pursuit of any and all remedies available in law and/or equity in any country, and (4) pursuit of such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment under Section 304 of the Sarbanes-Oxley Act of 2002, or otherwise required by law or stock exchange requirements.

EXHIBIT B

TRANSITION EQUITY GRANT PARTICIPATION AGREEMENT

James Moore (“Participant”)

In consideration of the Participant’s entry into the Employment Agreement dated January 22, 2015, among the Participant, Atlantic Power Services, LLC (“Atlantic Services”) and Atlantic Power Corporation (“Atlantic Power Corporation”) (the “Employment Agreement”), Atlantic Services hereby grants to the Participant [523,256] notional shares (the “Transition Notional Shares”) subject to the terms of this Participation Agreement (this “Participation Agreement”).

In the event of an inconsistency between any existing employment agreement between Atlantic Services and the Participant and this Participation Agreement, the terms of this Participation Agreement shall govern.

1.              Vesting of Transition Notional Shares.  The Vesting Date with respect to the Transition Notional Shares shall be, provided the Participant remains employed by Atlantic Services upon such Vesting Date:

a.              With respect to 50% of the Transition Notional Shares (the “Performance-Based Notional Shares”), on or any time after the two (2) year anniversary of the Effective Date (as defined in the Employment Agreement) if the weighted average Canadian dollar closing price of Common Shares on the TSX for at least three (3) consecutive calendar months has exceeded the Market Price per Common Share determined as of January 22, 2015 by at least 50%.

b.              With respect to the remaining 50% of the Transition Notional Shares (the “Time-Based Notional Shares”), on the four (4) year anniversary of the Effective Date.

2.              Vesting Upon Termination of Employment.

a.              Death. If the Participant’s employment is terminated as a result of the Participant’s death, the Transition Notional Shares shall vest on the Participant’s Date of Termination.

b.              Disability.  In the event of the Participant’s Disability, the Transition Notional Shares shall vest on the Vesting Dates provided in Section 1 hereof as if the Participant continued to be actively employed on such Vesting Date.

c.               Retirement.  If the Participant’s employment is terminated by the Participant voluntarily after the Participant attains the age of 62, the Transition Notional Shares shall vest on the Vesting Dates provided in Section 1 hereof as if the Participant continued to be actively employed on such Vesting Date.

d.              Cause or Voluntarily.  If the Participant’s employment is terminated by Atlantic Services or its affiliates for Cause or voluntarily by the Participant other than for Good Reason, the Transition Notional Shares shall immediately and automatically be forfeited.

e.               Without Cause or for Good Reason.  In the event of the termination of the Participant’s employment (i) by Atlantic Services or its affiliates without Cause, or (ii) by the Participant for Good Reason, including a CIC Termination (as defined in the

                        Employment Agreement), the Transition Notional Shares shall vest (or not) as provided in the Employment Agreement with respect to such termination of employment.

3.              Committee’s Authority. The Committee shall have the sole and complete authority to make all determinations and to take all actions necessary or advisable for the implementation and administration of this Participation Agreement. All decisions and determinations of the Committee respecting this Participation Agreement shall be binding and conclusive on the Participant.

4.              Entitlement to Dividends on Transition Notional Shares. Each Transition Notional Share shall receive a credit equal to the amount of dividends paid per Common Share.  Such distributions shall be credited in the form of additional Transition Notional Shares immediately following any dividend on the Common Shares.  The number of Transition Notional Shares to be credited for each dividend will be equal to the amount of the dividend divided by the Market Price per Common Share determined on the payment date for the dividend.  Additional Transition Notional Shares credited pursuant to this Section 4 as a result of any dividend shall vest (or not) at such time and subject to such terms and conditions as apply to the Transition Notional Shares with respect to which such dividends were credited.

5.              Redemption of Vested Transition Notional Shares.

a.              In General. Effective as of the applicable Vesting Date, Atlantic Services shall, subject to Section 5(b) below, forthwith following the applicable Vesting Date, redeem the vested portion of the Participant’s Transition Notional Shares (including fractional Transition Notional Shares) by:

i.      making a lump sum cash payment (net of any applicable withholdings) to the Participant, if applicable, in respect of one-third of the Transition Notional Shares to be redeemed; and

ii.   exchanging two-thirds of the Transition Notional Shares to be redeemed for Common Shares.

b.              Payment of up to 100% Cash. Notwithstanding Section 5(a) above and Section 5(c) below, effective as of the Vesting Date, the Committee may elect to cause Atlantic Services to redeem the vested portion of the Participant’s Transition Notional Shares (including fractional Transition Notional Shares) by making a lump sum cash payment (net of any applicable withholdings) to the Participant, in respect of the Transition Notional Shares to be redeemed.

c.               Election for 100% of Common Shares.  Notwithstanding Section 5(a) above and subject to Section 5(b), the Participant may elect to redeem vested Transition Notional Shares for up to 100% Common Shares, provided that the Participant provides written notice of such election at least 30 days prior to the date of such redemption.

6.              Effect of Redemption or Forfeiture of National Shares. The Participant shall have no further rights respecting any Transition Notional Share that has been redeemed or forfeited.

7.              Calculation of Cash Payments. Lump sum cash payments made under Section 5 by Atlantic Holdings to the Participant in respect of Transition Notional Shares to be redeemed shall be calculated by multiplying the number of Transition Notional Shares to be redeemed by the Market Price per Common Share as at the Vesting Date, converted into United States dollars based on the closing rate of exchange published by the Bank of Canada on the Vesting Date.

8.              Section 409A.

a.              This Participation Agreement shall be administered in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, to the extent any provision of this Participation Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

b.              If any amount payable hereunder is payable upon a “separation from service” (within the meaning of Section 409A) of the Participant and at such time the Participant is considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

c.               It is intended that each installment of any payments and provided to the Participant hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code.  None of Atlantic Services, Atlantic Power Corporation or the Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

9.              Unfunded Plan. The obligations of Atlantic Power Corporation and Atlantic Services hereunder shall be unfunded.  The Participant’s rights hereunder shall be no greater than the rights of an unsecured general creditor of Atlantic Power Corporation.

10.       No Right of Employment. Neither this Participation Agreement nor any action hereunder shall be construed so as to give the Participant a right to continue as an employee of Atlantic Services, Atlantic Power Corporation or any of their affiliates.

11.       Non-Transferability. The Participant shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, the Participant’s Transition Notional Shares or any rights the Participant has hereunder.

12.       Definitions.

a.              “Cause” has the meaning given in the Employment Agreement;

b.              “Committee” refers to the Compensation Committee of the Board of Directors of Atlantic Power Corporation;

c.               “Common Share” means a common share of Atlantic Power Corporation;

d.              “Date of Termination” has the meaning given in the Employment Agreement;

e.               “Disability” means an illness, disease, injury, mental or physical disability or similar mental or physical state of the Participant that causes the Participant to be unable to fulfill his or her obligations as an officer or other employee of Atlantic Power Corporation or any of its subsidiaries for a period of 90 consecutive days, or for an aggregate of 180 days in any 365-day period; provided that such condition constitutes a “disability” within the meaning of Treas. Reg. Section 1.409A-3(i)(4)(i);

f.                “Good Reason” has the meaning given in the Employment Agreement;

g.               “Market Price per Common Share” means the weighted average Canadian dollar closing price of Common Shares on the TSX for the fourteen trading days immediately preceding the applicable day; and

h.              “TSX” means the Toronto Stock Exchange.

IN WITNESS WHEREOF, the parties hereto have executed this Participation Agreement as of January 22, 2015.

ATLANTIC POWER SERVICES LLC

By:
Name:
Title

Acknowledged and Agreed:

PARTICIPANT

James Moore

EXHIBIT C

GENERAL RELEASE AND WAIVER AGREEMENT

1.             General Release and Waiver

a.             In consideration of the payment of the compensation described in Section 5 of the Employment Agreement dated as of January 22, 2015 (the “Employment Agreement”) among James Moore (the “Employee”) and Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia (“Atlantic Power”), and Atlantic Power Services, LLC, a Delaware limited liability company that is wholly owned by Atlantic Power ( “Atlantic Services” or “the Company”), Employee hereby releases, remises, discharges, and acquits Atlantic Power and all of its subsidiaries, affiliates (including the Company), successors, and assigns, and their respective past, present, and future officers, directors, shareholders, members, partners, agents, employees, and attorneys (collectively, the “Released Parties”), jointly and severally, of and from any and all claims, charges, demands, causes of action, obligations, damages, or liabilities or claims under any contract (including the Employment Agreement, except as expressly provided herein), known or unknown (the “Claims”), which the Employee or the Employee’s heirs, successors or assigns have ever had or may now have against any of the Released Parties, arising from, connected with, or related to any event that has happened, developed, or occurred, or any state of facts existing, up to and including the date of the Employee’s execution of this General Release and Waiver Agreement (the “Agreement”).  Without limiting the generality of the foregoing, the Employee specifically releases the Released Parties from all Claims that could have been asserted as a result of Employee’s employment with the Company, separation from employment, or other status with Atlantic Power or the Company, including but not limited to Claims conferred by or arising under any federal, state, local, and/or municipal law, including but not limited to the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, the Older Workers Benefit Protection Act (“OWBPA”), the Massachusetts Fair Employment Practices Act (“MFEPA”), the Massachusetts Equal Rights Law, and the Massachusetts Wage Act, M.G.L.c. 149, §§148 and 150 (including Claims for compensation, salary, wages, bonuses, commission, multiple damages, or attorneys’ fees) and Claims for any form of relief, no matter how denominated, including any claims for injunctive relief, additional compensation, wages, or benefits (including front pay and back pay), compensatory or consequential damages, liquidated or punitive damages, attorneys’ fees, employment, re-employment, or future employment in any capacity, provided however, that this Agreement shall not act to release, and shall not apply to (1) all continuing obligations of Atlantic Power or its affiliates, including the Company, pursuant to Section 7 (“Compensation Upon Termination”) of the Employment Agreement; (2) all rights in the nature of indemnification and rights to continued coverage under directors’ and officers’ insurance policies (including tail policies) which the Employee may have with respect to claims against the

Employee relating to or arising out of his employment with Atlantic Power or its affiliates (including the Company); (3) any vested benefit to which the Employee is entitled under any tax qualified pension plan of Atlantic Power or its affiliates, including the Company;  (4)  COBRA continuation coverage benefits or any other similar benefits required to be provided by statute or the Employment Agreement; or (5) any other continuing obligations of Atlantic Power or its affiliates, which by their express terms survive the Employment Agreement.

b.             The Employee agrees that he will not file or permit to be filed on the Employee’s behalf any Claim against any of the Released Parties involving any matter occurring up to and including the date of the Employee’s execution of this Agreement, except with respect to those obligations, rights, and benefits that are excepted and excluded from the scope of the foregoing release.  Notwithstanding any other provision of this Agreement, this Agreement is not intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission or any state human rights commission in connection with any claim he believes he may have against Atlantic Power or its affiliates (including the Company), or to bar or prohibit contact with or participation in any proceeding before a federal or state administrative agency, provided however, that by executing this Agreement, the Employee hereby waives the right to recover monetary damages or personal relief with respect to any such charge or proceeding.  In addition, this Agreement is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation that he has entered into this Agreement knowingly and voluntarily.

2.             Knowing and Voluntary Waiver.

The Employee acknowledges that, by the Employee’s free and voluntary act of signing below, the Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby.

3.             OWBPA Compliance.

This Agreement is intended to comply with the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”) with regard to Employee’s waiver of rights under the Age Discrimination in Employment Act of 1967 (“ADEA”).

a.                                      Employee is specifically waiving rights and claims under the ADEA.

b.                                      The waiver of rights under the ADEA does not extend to any rights or claims arising after the date this Agreement is signed by Employee.

c.                                       Employee is receiving consideration in addition to what he would otherwise already be entitled.

d.                                      Employee acknowledges that he has been advised to consult with an attorney before signing this Agreement, and that he has in fact consulted with an attorney regarding this Agreement.

e.                                       Employee acknowledges that he has had a period of twenty-one (21) days to consider his decision to sign this Agreement, and the Employee may execute this Agreement by the date that is twenty — one (21) days after the date of the Employee’s termination of employment, to acknowledge his understanding of and agreement with the terms contained in this Agreement.

f.                                        Employee understands that he may revoke this Agreement in the seven (7) day period following the date on which the Employee signs this Agreement.  Any notice of revocation must be in writing, and submitted to the Vice President of Human Resources of Atlantic Power within the seven (7) day period after Employee’s execution of the Agreement.  This Agreement shall not become effective or enforceable until after this revocation period has expired.  If the Employee exercises his right to revoke during the revocation period, he shall forfeit his rights to the “Compensation Upon Termination” provided by Section 7 of the Employment Agreement.  This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Employee, provided it has not been previously revoked by the Employee.

IN WITNESS WHEREOF, the Employee has executed this Agreement as of the date set forth below.

EMPLOYEE	WITNESS

NAME (PRINT)
Date:	NAME (SIGN)
Date:

AGREED, ACCEPTED AND ACKNOWELDGED BY:

ATLANTIC POWER CORPORATION	ATLANTIC POWER SERVICES LLC

Name:	Name:
Title:	Title:
Date:	Date: